Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

11 May 2007

Shire plc (the “Company”)

Retirement of Non-Executive Director and notification of the Exercise of an Option and Sale of Shares.

Shire plc announces that non-executive director the Hon James Grant Q.C. retired from the Board on 10 May 2007 on the completion of his term of office.

The Board thanks Mr Grant for his contribution during his six year term in office.

The Company was notified on 10 May 2007 that Mr Grant had exercised on that day options granted to him in the capital of the Company under the BioChem Pharma Stock Option Plan as follows:

Number of Shares	Exercise Price
2,275	£6.94
7,964	£5.70
13,653	£6.58

The Company was also notified of the sale, in London, on the same day, of the resulting 23,892 ordinary 5p shares in the capital of the Company at a price of £11.5525.

As a result of this transaction Mr Grant has an interest in 100,128 ordinary shares of £0.05p each in the Company. This represents 0.02% of the issued share capital of that class.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Registered in England 2883758 Registered Office as above

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.